Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

FOR IMMEDIATE RELEASE	Investor Relations Sharon Latham 402-548-4207
GOVERNMENT PROPERTIES TRUST ANNOUNCES
THIRD QUARTER 2006 FINANCIAL RESULTS
OMAHA, Neb.—November 1, 2006—Government Properties Trust, Inc. (NYSE: GPT), a self-managed, self-administered real estate investment trust, today announced results for the third quarter and nine months ended September 30, 2006.
Third Quarter 2006 Accomplishments:
•	Funds from operations (FFO) improved to $0.18 per share from $0.10 per share;

•	Revenue increased to $12.4 million from $8.3 million
Third Quarter 2006 Financial Results:
FFO for the three month period ended September 30, 2006 increased to $3.6 million, or $0.18 per diluted share, compared to $2.1 million or $0.10 per diluted share for the three month period ended September 30, 2005.* Net loss for the three month period ended September 30, 2006 was ($0.5) million, or ($0.02) per diluted share compared to a net loss of ($0.8) million, or ($0.04) per diluted share in the same period of the prior year.
Revenue for the three month period ended September 30, 2006 increased 50% to $12.4 million compared with $8.3 million for the same period of the prior year.
Nine Months 2006 Financial Results:
FFO for the first nine months ended September 30, 2006 increased to $9.7 million, or $0.47 per diluted share, compared to $5.0 million or $0.24 per diluted share for the nine months ended September 30, 2005.* Net loss for the nine months ended September 30, 2006 was ($2.0) million, or ($0.10) per diluted share compared to a net loss of ($1.6) million, or ($0.08) per diluted share, for the prior year.
Revenue for the nine months ended September 30, 2006 grew approximately 81% to $34.4 million compared with $19.0 million for the nine months ended September 30, 2005.

*	At the end of this release is a reconciliation of FFO to net loss, the most directly comparable Generally Accepted Accounting Principles (GAAP) measure.
Portfolio Overview:
At September 30, 2006, the Company’s portfolio consisted of 21 properties totaling approximately 1.9 million rentable square feet with an aggregate contract purchase price of $434 million. The properties were 98 percent occupied and had a weighted average remaining lease term of approximately 10 years. The top-five tenants based on a percentage of total leased square feet were: Bureau of Public Debt at 12%, U.S. Army Corps of Engineers at 10%, Internal Revenue Service at 10%, Social Security Administration at 9%, and Citizenship and Immigration at 9%.
Capital Structure:
At September 30, 2006, the Company had $251.6 million of long-term debt outstanding and $35.1 million drawn under our $65 million line of credit. Government Properties Trust, Inc. (GPT) had fixed rate mortgage debt at a weighted average interest rate of 5.83% and a weighted average life of 11.2 years. Total debt represented 65% of the historical cost of the Company’s assets and represented 60% of its total enterprise value at the end of September 30, 2006. Fixed rate debt amounted to approximately 100% of the Company’s total debt. At September 30, 2006, the Company had 20.7 million shares of common stock outstanding.
Subsequent Event:
On October 23, 2006, the Company entered into a merger agreement with Record Realty Trust, an Australian listed property trust. Pursuant to the terms of the merger agreement, Record Realty Trust will acquire GPT for $10.75 per common share in cash, subject to a potential reduction by an amount not to exceed $0.08 per common share resulting from certain potential contingencies of GPT, and as otherwise provided in the merger agreement.
In addition to the merger consideration, the agreement permits GPT to continue to pay regular quarterly dividends at a rate of $0.1125 per share through the closing of the merger with a pro-rated dividend for the quarter in which the transaction closes. The Company expects to be able to pay a dividend through the closing of the merger, subject to Board approval. However, because of the pending merger, the company will no longer continue the practice of giving guidance as to projected financial results.
Completion of the merger is currently expected to occur during the first quarter of 2007 and is subject to approval by GPT’s stockholders and other customary closing conditions.
Supplemental Quarterly Financial and Operating Data:
Government Properties Trust publishes supplemental quarterly financial and operating data that can be found under the Investor Relations section of the Company’s Web site at www.gptrust.com.
About Government Properties Trust, Inc.:
Government Properties Trust, Inc. invests primarily in single tenant properties under long-term leases to the U.S. government. Government Properties Trust, Inc. is a self-managed, self-administered real estate investment trust, or REIT. The Company is located at 13625 California Street, Suite 310, Omaha, NE 68154.
Forward-looking information
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including: the pace of our property acquisitions to date has resulted in cash flow that is insufficient to cover dividends at their current level; the closings of our property acquisitions are subject to conditions that may prevent us from acquiring such properties; our use of debt financing could decrease our cash flow and expose us to risk of default under our debt documents; our ability to obtain debt financing could be impaired or delayed due to underwriting restrictions applicable to the type of properties we acquire; because our principal tenant is the U.S. government, our properties may have a higher risk of terrorist attack than similar properties leased to non-governmental tenants; we depend on the U.S. government for most of our revenues, which means that any failure by the U.S. government to perform its obligations or renew its leases upon expiration may harm our cash flow and ability to pay dividends; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the receipt of required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; an increase in the operating costs of our government-leased properties would harm our cash flow and ability to pay dividends; as well as the other risks discussed from time to time in our SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond GPT’s ability to control or predict.
All forward-looking statements included in this press release are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.
For additional information, please visit the Government Properties Trust, Inc. Web site at www.gptrust.com.

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Real estate at cost:
Land	$37,736	$32,800
Buildings and improvements	327,904	280,861
Tenant origination costs	76,656	60,405
Real estate under development	2,115	16,577
Furniture and equipment	475	456

	444,886	391,099
Accumulated depreciation	(25,091)	(13,295)

	419,795	377,804
Cash and cash equivalents	5,685	4,857
Restricted cash escrows	5,286	16,887
Tenant receivables	9,494	6,873
Notes receivable from tenant	552	603
Deferred costs, net	3,856	4,020
Real estate deposits	—	450
Other assets	928	1,583

Total assets	$445,596	$413,077

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$6,134	$8,420
Dividends payable	2,337	3,110
Lines of credit	35,080	17,500
Mortgage notes payable	251,623	225,033

Total liabilities	295,174	254,063
Stockholders’ equity:
Common stock ($0.01 par value; 50,000,000 shares authorized, 20,773,136 and 20,721,612 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively)	206	206
Additional paid-in capital	189,918	189,123
Accumulated deficit	(40,725)	(30,916)
Accumulated other comprehensive income	1,023	601

Total stockholders’ equity	150,422	159,014

Total liabilities and stockholders’ equity	$445,596	$413,077

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue
Rental income	$11,696	$7,822	$32,527	$18,287
Tenant reimbursements	698	442	1,873	754

Total revenue	12,394	8,264	34,400	19,041
Expenses
Property operations	2,017	1,343	5,720	3,322
Real estate taxes	1,017	897	2,955	1,922
Depreciation and amortization	4,135	2,946	11,796	6,611
General and administrative	1,306	1,304	3,945	3,644

Total expenses	8,475	6,490	24,416	15,499

Operating income	3,919	1,774	9,984	3,542
Other income (expense)
Interest income	100	249	333	1,348
Interest expense	(4,269)	(2,755)	(11,668)	(6,226)
Amortization of deferred financing fees	(243)	(67)	(671)	(235)

Net loss	$(493)	$(799)	$(2,022)	$(1,571)

Earnings per share (basic and diluted)
Net loss	$(0.02)	$(0.04)	$(0.10)	$(0.08)

Distributions declared per share	$0.1125	$0.15	$0.375	$0.45

Weighted average shares outstanding (basic and diluted)	20,636	20,578	20,624	20,565

Net loss	$(493)	$(799)	$(2,022)	$(1,571)
Other comprehensive (loss) income
Unrealized derivative (loss) gain on forward-starting interest rate swaps	(2,410)	1,563	462	194

Comprehensive (loss) income	$(2,903)	$764	$(1,560)	$(1,377)

Non-GAAP Financial Information
This press release contains non-GAAP financial information, including FFO and AFFO. This press release also contains the most directly comparable GAAP information and a GAAP to non-GAAP reconciliation.
We believe FFO and AFFO are useful to investors as an indicator of our ability to service debt and pay cash distributions.
FFO and AFFO, as calculated by us, may not be comparable to FFO and AFFO reported by other companies that do not define these terms exactly as we define them. FFO and AFFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.
GOVERNMENT PROPERTIES TRUST, INC
FUNDS FROM OPERATIONS RECONCILIATION
(unaudited and in thousands, except per share amounts)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net loss	$(493)	$(799)	$(2,022)	$(1,571)
Adjustments to reconcile to funds from operations:
Real estate depreciation and amortization (a)	4,116	2,936	11,740	6,586

Funds from operations	$3,623	$2,137	$9,718	$5,015

Funds from operations per common share	$0.18	$0.10	$0.47	$0.24

(a)	Excludes depreciation of non-real estate assets of $19,000 and $10,000 for the three months ended September 30, 2006 and 2005, respectively, and $56,000 and $25,000 for the nine months ended September 30, 2006 and 2005, respectively.